AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 2, 2000

                           REGISTRATION NO. 333-37930
 - -----------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Adar Alternative One, Inc.
             (Exact name of registrant as specified in its charter)

----------------------------- ------------------------------------ -----------------------------------
        Florida                        6770                            Applied For

---------------------------- ------------------------------------- -----------------------------------
---------------------------- ------------------------------------- -----------------------------------

State or other jurisdiction of         PRIMARY STANDARD INDUSTRIAL      I.R.S. Employer Identification No.
incorporation or organization          CLASSIFICATION CODE NUMBER
----------------------------- ------------------------------------ -----------------------------------

                                 10 Troon Place
                                  P.O. Box 289
                                Mashpee, MA 02649

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]
*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]
                            ------------------------

--------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
===============================================================================

 Title of each                           Proposed
 class of                                maximum              Proposed maximum     Amount of
 securities to        Amount to be       per unit             aggregate            fee
 be registered        registered         offering price       offering price       registration

 Common Stock,
 no par value          10,400,000        0.004                 $44,231 (2)         $100 (2)

==============================================================================

(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Impulse Communications pursuant to the merger described herein.

(2) As of December 31, 1999, Impulse Communications had a book value of the shares to be registered is $44,231. In addition, Impulse Communications common stock has no par value. Accordingly, the maximum offering price has been determined to be the book value of the securities to be registered.

(3)This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .0264 of one percent of $44,231.

--------------------------------------------------------------------------------
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

PROSPECTUS
                           Adar Alternative One, Inc.


Adar Alternative One, Inc., a Florida corporation and Impulse Communications, Inc., a Nevada corporation, have entered into a merger agreement. As a result of the merger, each outstanding share of Impulse Communications common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative One common stock. When the merger closes, Adar Alternative One will change its name to Impulse Communications and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of Impulse Communications and Adar Alternative One immediately after the closing of the merger.

          ----------------- -------------------------------- ------------------------------- --------------------
                            The former shareholders of       The current shareholders of     Total
                            Impulse Communications           Adar Alternative One
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Number            10,008,000                       400,000                         10,408,000
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Percentage        96%                              4%                              100%
          ----------------- -------------------------------- ------------------------------- --------------------

The merger presents some risks. We suggest you review "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Adar Alternative One common stock to be issued in the merger or if this / /prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ***.

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering. The merger agreement is filed as an exhibit to this registration statement.

The Companies

Adar Alternative One, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Adar Alternative One was organized as a corporation under the laws of the state of Florida in April 1999. Since inception, our primary activity has been directed to organizational efforts. It was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Adar Alternative One has now identified Impulse Communications as the entity Adar Alternative One wishes to acquire. Adar Alternative One is not searching for additional acquisition candidates.

It has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 15 stockholders upon its formation.

Adar Alternative One is not currently a company which is listed for trading on the OTC Bulletin Board. Before receiving approval for an application to be listed on the OTC Bulletin Board, Adar Alternative One must first have this registration statement declared effective. Public Securities, an NASD Market Maker, has agreed to file a form 211 to secure a listing on the OTC Bulletin Board. Adar Alternative One believes that the NASD will not approve this application until this registration statement has been declared effective. After this task has been accomplished, the NASD and the Market Maker must resolve all outstanding issues that the NASD may have in order for trading to commence.

Impulse Communications, Inc.
468 Kingstown Road, #4
Wakefield, RI  02879
Phone:  401-789-0885
Fax:  401-789-1207

Impulse   Communications,   Inc.   was   originally    organized   as   a   sole
proprietorship in 1990 and reorganized as a Nevada corporation in 2000. Impulse Communications, Inc. owns and operates websites on the Internet.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

Over 90 percent of Adar Alternative One's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning more than 90% of Adar Alternative One's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of Adar Alternative One is necessary to approve the merger under the laws of the state of Nevada.

Approximately 97.5% of Impulse Communication's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of Impulse Communications, shareholders who did not consent to the merger will, by otherwise complying with Nevada corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus. Based upon the ownership of more than 50% of Impulse Communications common stock by officers, directors and affiliates, it appears that a favorable vote is assured.

Regulatory approval required

Neither Adar Alternative One nor Impulse Communications is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Nevada.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Nevada law, any shareholder who does not give consent for the merger and files a written demand for appraisal with Impulse Communications within 10 days of the closing of the merger will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Impulse
Communications. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page 16.

Federal income tax consequences

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Neither Impulse Communications nor its holders of its common stock should recognize gain or loss for federal income tax purposes as a result of the merger.

Other Information for Impulse Communications Stockholders:

o             Do not send in your Impulse Communications stock certificates now.
              If the merger is completed, we will send you written instructions for exchanging your shares.

o The merger has been structured as a tax-free reorganization. The tax basis in your Impulse Communications common stock will carryover and become the tax basis in your new shares of Adar Alternative One common stock.

o Like Impulse Communications, Adar Alternative One has never paid any dividends.

o If you have any questions about the merger, please call Eric Borgos, at Impulse Communications, at 401-789-0885


Selected Historical Financial Information

The following selected historical financial information of Impulse Communications and Adar Alternative One has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes , which are included in this prospectus.

IMPULSE COMMUNICATIONS SELECTED HISTORICAL FINANCIAL INFORMATION

ADAR ALTERNATIVE ONE SELECTED HISTORICAL FINANCIAL INFORMATION

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

Total assets           $  0
Total liabilities         0
Equity                   79
Sales                     0
Net loss                 79
Net loss per share     0.00



UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF IMPULSE COMMUNICATIONS AND ADAR ALTERNATIVE ONE
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

COMPARATIVE PER SHARE DATA

                                  RISK FACTORS

RISKS CONCERNING IMPULSE COMMUNICATIONS.

The majority of our revenues come from commissions generated by sales of products and services by third party providers whose products we represent and to whom we refer customers from our websites. Actions taken by these providers reduce our revenues.

We receive sales commissions from third-party providers for products and services we sell. These commissions account for approximately 90% of our revenues.

Our sales commissions may be reduced by a number of actions of these providers, including the following:

o Third-parties may increase the price of the products and services they provide, which could lead to reduces sales and reduced commissions paid to us.
o Many third-party providers may compete with us for customers and may decide to terminate their relationship with us.
o Our contracts with third-party providers are exclusively short-term and may be canceled with no notice.
o Many third-party providers may sell their products directly a lower cost.

Our third party providers have no contracts with their customers. Thus, our customers can quickly and easily stop buying the products and services on which our commissions are based, which would reduce our revenues.

We derive a significant portion of our revenues from commissions generated by sales of products and services on websites operated by our third party providers on the Internet. A significant number of these sales of products and services on the Internet will be made to customers with no contracts. As a result, many of our product and service customers could cease purchasing from websites operated by our third party providers quickly and without penalty. If customers stop purchasing the products and services offered on websites operated by our third party providers in any quarter, our income could be reduced or eliminated.

The new and, rapidly evolving nature of selling our various products and services and those of our third party providers on the Internet makes the ultimate demand for the sale of our various products and services and those of our third party providers on the Internet upon which we receive our sales commissions uncertain. Any reduction in demand will reduce our revenues.

As an exclusively online commerce company, we face increased risks, uncertainties, expenses and difficulties. The sale of our various products and services and those of our third party providers on the Internet is a relatively new approach to the sale of our various products and services and those of our third party providers. Our future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet and online services a medium for commerce by consumers. Rapid growth in the use of and interest in the World Wide Web, the Internet and online products and services providers is a recent phenomenon. This acceptance and use may not continue. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term.

In order to expand our customer base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If we fail to do so, our revenues will be reduced.

Customers of traditional businesses selling our various products and services and those of our third party providers may be reluctant or slow to purchase our various products and services and those of our third party providers on the Internet, which would adversely effect the ability of websites operated by our third party providers to sell our various products and services and those of our third party providers on the Internet, upon which our sales commissions are based.

Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. These concerns may increase as additional publicity over privacy issues over the Internet increases. Market acceptance for recently introduced products or services over the Internet is highly uncertain, and there are few proven products or services. If there is not sufficient market acceptance or if market acceptance declines for these or other reasons, our revenues will be reduced.

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Websites operated us or by our third party providers' security measures may not prevent security breaches. The failure by websites operated by us or third party providers to prevent security breaches could harm our business.

Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations.

The success of our various products and services and those of our third party providers will depend largely on the development and maintenance of the Web infrastructure. Problems with development and maintenance of the web infrastructure could decrease users or growth of users or costs of our website, which could reduce our revenues.

Our success depends in part maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well timely development of complementary products such as high speed modems, for providing reliable Web access to our various products and services and those of our third party providers. The Web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the Web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it.

A key element of our strategy is to generate a high volume of traffic on, and use of, our Web site. Our revenues depend on the number of customers who use our Web site to access our various products and services and those of our third party providers. Any systems interruptions that result in the unavailability of our or our third party providers' Web sites or reduced order fulfillment performance would reduce the volume of goods sold and the attractiveness of our product and service offerings, which could reduce or eliminate our income.

In addition, the performance of the Web may be harmed by increased customers or bandwidth requirements. If sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce. If it costs customers more to access the internet, there may be fewer users than we anticipate. If it costs e-commerce retailers more to maintain their sites, prices may increase and demand may decrease.

The possibility of large-scale technical difficulties or service interruption or damage from earthquakes, floods, fires, power loss, telecommunication failures and similar events interruptions could reduce our revenues.

The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of commerce on websites operated by our third party providers. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

If system failures were sustained or repeated, our reputation and the attractiveness of our various products and services and those of our third party providers could be impaired. Sales of our various products and services and those of our third party providers are heavily dependent on the integrity of the software and hardware systems supporting it. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail. Failure of our systems could also be caused by online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers, databases and load balancing software. Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure. Computer viruses or unauthorized access to or sabotage of our network by a third party could also result in system failures or service interruptions.

Our success, in particular our ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications systems. If our computer and communications systems are inadequate or fail to perform, our revenues could be reduced.

Substantially all of our management systems are located at our office. We contract with a third party for mission critical Internet connectivity, and these systems are located at a variety of locations throughout the U.S. We do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.

Our revenues may be reduced due to litigation resulting from the sale of our various products and services and those of our third party providers, particularly those with adult-oriented content, on one or more our websites or those sites operated by our third party providers.

The law relating to the liability of providers of online products and services providers for the activities of their customers or their service is currently unsettled. Because the websites operated by our third party providers sell our various products and services and those of our third party providers for which we receive a commission, we could be liable for faulty our various products and services and those of our third party providers or for our various products and services and those of our third party providers provided by others.

Any resulting litigation could:

o        Be costly for us.

o        Divert management attention from the operation of our business.

o        Result in increased costs of doing business.

o        Lead to adverse judgment.

o        Otherwise harm our business.

We do not plan to carry general liability insurance. If we become liable for any of these claims, our revenues may be reduced and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and to discontinue some product or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits could harm our reputation or otherwise impact the growth of our business.

Many of our third party service providers have websites with adult content. Federal and State governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of sexually explicit adult entertainment. Because the majority of our revenues comes from this business, any restriction could harm our business.

These groups also may file lawsuits against providers of adult entertainment, encourage boycotts against these providers and mount negative publicity. Although websites operated by us and our third party providers do not knowingly sell a product that has been judged to be obscene or illegal worldwide, including the U.S., there can be no assurance that these sales will not be subject to successful legal attacks in the future.

Government inquiries may lead to charges or penalties which could reduce our revenues.

The sale of our various products and services and those of our third party providers on the Internet is a relatively new field and legally unsettled. Consequently, we may receive inquiries from local, state and federal governments on our consumer practices. Should these inquiries lead to civil or criminal charges against us, we would likely be harmed by negative publicity, the costs of litigation, the diversion of management time and other negative effects, even if we ultimately prevail. Our revenues would certainly be reduced if we were not to prevail in any legal action.

New and existing regulation of the Internet could reduce our revenues.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online products and services providers. However, due to the increasing popularity and use of the Internet and online products and services providers, it is possible that laws and regulations will be adopted with respect to the Internet or online products and services providers. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of our various products and services and those of our third party providers, taxation, advertising, intellectual property rights and information security.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to online commerce. However, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may decrease the growth of the Internet or other online products and services providers, which could, in turn, decrease the demand for our various products and services and those of our third party providers and increase our cost of doing business, or otherwise could reduce or eliminate our revenues.

Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. These laws could be applied to us in a way that would reduce our revenues.

Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. One or more states may attempt to impose these regulations upon us in the future, which could harm our business.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online products and services providers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our various products and services and those of our third party providers, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business.

In addition, because our various products and services and those of our third party providers are accessible worldwide, and we facilitate sales of goods to customers worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our various products and services and those of our third party providers.

In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. If we are required to qualify and don't, our profits could be reduced.

As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could reduce our revenues.

Our business may be subject to sales and other taxes. Our profits would be reduced if we had to pay these taxes.

We do not plan to collect sales or other similar taxes on goods or our various products and services and those of our third party providers sold through our websites. One or more states may seek to impose sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and our various products and services and those of our third party providers through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities.

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business.


Our gross profit margins may be reduced if the mix of products we sell changes or if we offer discounts or promotions.

We realize higher gross margins from adult oriented products, which currently account for about 70% of our revenues, than we do from the sales of non adult-oriented products. We also may from time to time offer discount pricing and special promotions, which periodically may reduce our gross margins. Any change in product mix of any promotions or discounts could hurt our gross margins and operating results in future periods.

We need to pay fees of $10 per domain name each year to retain the rights to use the name. We anticipate purchasing additional domain names. We may be unable to pay the fees necessary to keep our existing names or add additional domain names and websites using these names to take advantage of potential increased customer transactions or market opportunities, which would reduce our revenues or slow our revenue growth.

We anticipate that we will keep all existing domain names, purchase additional domain names for development and be develop additional websites for which we already own the domain names and to take advantage of the potential growth of our customer base and new market opportunities. We cannot guarantee that we will have the resources to keep or develop our existing domain names or purchase additional domain names to accommodate our anticipated growth.

Our future performance will be substantially dependent on the continued services of our president and CEO. Our revenues could be reduced if we lost his services.

Our future performance also will depend on our ability to retain our president and CEO, Eric Borgos. The loss of our President and CEO could harm our business. We do not have a long-term employment agreement with our president and CEO, and we do not maintain a key person life insurance policy on him.

Our management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence our activities.

Our officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 97.5% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Impulse Communications that might be beneficial to other stockholders.


The price of our stock may fall if, after the merger, our insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well.

After the merger, our principal executive officer will own 9,750,000 restricted shares. These shares may only be sold in compliance with Rule 144, except that there is no one year holding period because these shares are being issued under this registration statement. After the merger, 52 non-insider beneficial owners will own an aggregate of 658,000 shares, including those retained by existing shareholders of Adar Alternative One. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold immediately, except for the 91 day waiting period imposed on existing shareholders of Adar Alternative One.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to some manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in these securities during the four calendar weeks prior to the sale.

A sale of shares by these security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop after the merger.

We will be subject to penny stock rules that may make it more difficult for you to sell your shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following the closing of the merger and listing of our stock will be subject to subject to such penny stock rules, our shareholders will in all likelihood find it more difficult to sell their securities.

                                MERGER APPROVALS

In February, 2000, Sidney J. Golub as the sole member of our board of directors approved the merger proposal. All of our stockholders approved the merger proposal at the same time.

 On February, 2000, your board of directors unanimously approved the merger proposal. Assuming consents are secured from shareholders owning more than 50% of the stock of Impulse Communications, Inc., shareholders who did not consent to the merger will, by otherwise complying with Florida corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus. Based upon the ownership of more than 50% of Impulse Communications common stock by officers, directors and affiliates, it appears that a favorable vote is assured.

                               MERGER TRANSACTIONS

The merger agreement provides each outstanding share of Impulse Communications common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative One common stock. The following table contains comparative share information for shareholders of Impulse Communications and Adar Alternative One immediately after the closing of the merger.

          ----------------- -------------------------------- ------------------------------- --------------------
                            The former shareholders of       The current shareholders of     Total
                            Impulse Communications           Adar Alternative One
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Number            10,008,000                       400,000                         10,408,000
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Percentage        96%                              4%                              100%
          ----------------- -------------------------------- ------------------------------- --------------------

The agreement provides that at the closing of the merger, Adar Alternative One will

o        Reincorporate in Nevada
o        Change its name to Impulse Communications, Inc.
o        Adopt  Impulse Communications, Inc. articles and bylaws
o Elect, effective upon the effectiveness of the merger, a new board of directors to consist of the current director of Impulse Communications.

The agreement provides that Impulse Communications, Inc.'s shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed the receipt shares of Adar Alternative One common stock as set forth in Nevada law. The agreement also provides for the payment to us of a merger fee in the amount of $125,000.

None of the shares of Adar Alternative One common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of these shares not otherwise returned to us as provided in the merger agreement will be outstanding capital stock of Adar Alternative One after the closing of the merger.

The merger will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Nevada. Thereafter, Impulse Communications, Inc. will be merged and Adar Alternative One, with the result that Impulse Communications, Inc. will cease to exist and Adar Alternative One will be the surviving corporation in the merger.

Fractional shares.

As of the date of this prospectus, there were no fractional shares of Impulse Communications, Inc.'s common stock outstanding. Because each outstanding share of Impulse Communications, Inc.'s common stock will be entitled to receive one share of Adar Alternative One's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

Adar Alternative One will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, Adar Alternative One will seek to become listed on the over the counter bulletin board under the symbol "IMPU". If and when listed, the Impulse Communications, Inc.'s shareholders will hold shares of a publicly-traded Nevada corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Adar Alternative One will be the same as those of Impulse Communications, Inc. prior to the merger, the rights of shareholders of Impulse Communications, Inc. will not change as a result of the merger.

Background of the merger

As discussed under Adar Alternative One Business, Adar Alternative One was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Adar Alternative One agreed to acquire Impulse Communications because this was Impulse Communication's objective.

Although other methods of achieving its objectives were available, including alternate forms of SEC registration statements, Impulse Communications chose the method involving a reverse merger with Adar Alternative One because it believes the optimal way for it to achieve its objectives of becoming an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board is:

o        To be acquired by an acquisition company
o To have securities to be issued to its shareholders upon the merger registered on Form S-4
o To have that registration statement declared effective before holding a formal vote on the proposed merger

Impulse Communications also believes this method is the optimal way for it to:

o Increase the visibility of Impulse Communication's business, which could be helpful in further developing and commercializing Impulse Communication's products.

Impulse Communications believes that public, trading companies have greater visibility than private companies.

o Facilitate Impulse Communication's ability to raise capital in the public markets.

Impulse Communications believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Impulse Communication's stockholders' ability to sell their shares in the over-the-counter market.

Impulse Communications believes that public, trading companies provide greater investor liquidity than private companies.

Contacts between the Parties

In April, 1999, Mr. Sidney J. Golub of The Adar Group retained Williams Law Group, P.A. to form an acquisition corporation to secure an operating company to acquire. At the request of Adar, as the attorney who formed the corporation and is a resident of the state of Florida, Mr. Williams agreed to serve as president and director of the corporation on behalf of an out of state client for whom the corporation was formed solely as a matter of administrative convenience until an acquisition candidate was identified. It was agreed with the client that thereafter, he would resign and Mr. Golub would serve as president and director. Upon formation, Mr. Williams and Mr. Golub were issued 1,000,000 shares each. Of the $125,000 merger fee to be paid to us by Impulse Communications under the terms of the merger agreement, Mr. Golub will receive $50,000 for his role as current president and director. The remaining $75,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

In January, 2000, Mr. Eric Borgos, president of Impulse Communications contacted Mr. Golub through his website. In February, 2000, Mr. Golub indicated that his acquisition company, Adar Alternative One, would be willing to enter into a business combination with Impulse Communications. Drafting of this registration statement began immediately thereafter, during which time there were various discussions in which representatives of Adar Alternative One and Impulse Communications agreed upon the basic structure, terms and conditions of the merger. In connection with the merger, Adar Alternative One agreed to effect a reverse split so that Mr. Williams' Account and Mr. Golub will each own 200,000 shares prior to the closing of the merger. A definitive merger agreement is currently being drafted.

Neither of the respective boards of Directors of Adar Alternative One or Impulse Communications, Inc. requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Adar Alternative One and its stockholders Impulse Communications, Inc. and its shareholders.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current director and executive officer of Impulse Communications will become the director and executive officer of the surviving corporation.

Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the Impulse Communications shareholders, as described below.

We have addressed this opinion to most of the typical shareholders of companies such as Impulse Communications. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks
o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Adar Alternative One Industry Co. nor Impulse Communications has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

It is the opinion of Williams Law Group, P.A., counsel to Adar Alternative One Industry Co., that the merger will constitute a reorganization under Section 368(a) of the code. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. In a prior filing of a similar transaction with the Securities and Exchange Commission, the staff requested us to add a statement that the following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Impulse Communications common stock upon the receipt of Adar Alternative One Industry Co. common stock solely in exchange for Impulse Communications common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of the Adar Alternative One Industry Co. common stock received by Impulse Communications shareholders in the merger will be the same as the aggregate tax basis of the Impulse Communications common stock surrendered in merger.

o The holding period of the Adar Alternative One Industry Co. common stock received by each Impulse Communications shareholder in the merger will include the period for which the Impulse Communications common stock surrendered in merger was considered to be held, provided that the Impulse Communications common stock so surrendered is held as a capital asset at the closing of the merger.

o A holder of Impulse Communications common stock who exercises dissenters' rights for the Impulse Communications common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

o Neither Adar Alternative One Industry Co. nor Impulse Communications will recognize gain solely as a result of the merger.

o There is a continuity of interest for IRS purposes with respect to the business of Impulse Communications. This is because shareholders of Impulse Communications have represented to us that they will not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their Impulse Communications common stock in anticipation of the merger, plus the Adar Alternative One Industry Co. common stock received in the merger that the Impulse Communications shareholders, as a group, would no longer have a significant equity interest in the Impulse Communications business being conducted by Adar Alternative One Industry Co. after the merger. Our opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

     A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Impulse Communications would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

o the sum of the fair market value, as of the closing of the merger, of the Adar Alternative One Industry Co. common stock issued in the merger plus the amount of the liabilities of Impulse Communications assumed by Adar Alternative One Industry Co.

                           and

o             Impulse Communication's basis in the assets

o Impulse Communications shareholders would recognize gain or loss with respect to each share of Impulse Communications common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Adar Alternative One Industry Co. common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Adar Alternative One Industry Co. common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Adar Alternative One Industry Co. common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Impulse Communications common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Impulse Communications shareholders were treated as receiving, directly or indirectly, consideration other than Adar Alternative One Industry Co. common stock in merger for Impulse Communication's shareholder's common stock, gain or loss would have to be recognized.

Termination.

At any time prior to closing, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o             By  mutual  consent  of  Adar  Alternative  One  and  Impulse
              Communications
o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
o By Impulse Communications if the consents have been solicited and the merger agreement shall not have been adopted and approved by the required vote
o By Impulse Communications if Impulse Communications reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Adar Alternative One has filed copies of these statutes as exhibits to the registration statement.

Impulse Communications stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections 92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Impulse Communications who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Impulse Communications of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Impulse Communications will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

o        State where demand for payment must be sent
o        State when certificates must be deposited
o State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
o        Supply a form on which to demand payment
o        Set a date by which  demand must be received
o        Include a copy of the  relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Impulse Communications sends the dissenters notices, Impulse Communications must calculate the fair market value of the shares plus interest, and within 30 days of the date Impulse Communications receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Impulse Communications. If Impulse Communications does not pay within 30 days, a stockholder may enforce in court Impulse Communication's obligation to pay. The payment must be accompanied by

o        Impulse  Communication's  interim  balance  sheet,
o        A statement  of the fair market value of the shares,
o        An explanation of how the interest was calculated,
o        A  statement  of  dissenters'  right to  demand  payment,  and
o        A copy of the relevant portions of the Nevada Law.

Within 30 days of when Impulse Communications pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Impulse Communication's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Impulse Communications and the stockholder are not able to settle on an amount, Impulse Communications may petition a court within 60 days of making payment to the dissenting stockholder. If Impulse Communications does not either settle with the stockholder or petition a court for a determination within 60 days, Impulse Communications is obligated to pay the stockholder the amount demanded that exceeds Impulse Communication's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

It is a condition to Impulse Communication's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Impulse Communication's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Impulse Communication's common Stock, and, as a consequence more than 10% of the shareholders of Impulse Communication's become entitled to exercise dissenters' rights, then Impulse Communications will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as an acquisition by a predecessor corporation.

Merger Procedures

Unless otherwise designated by a Impulse Communications shareholder on the transmittal letter, certificates representing shares of Adar Alternative One common stock issued to Impulse Communications shareholders will be issued and delivered to the tendering Impulse Communications shareholder at the address on record with Impulse Communications . In the event of a transfer of ownership of shares of Impulse Communications common Stock represented by certificates that are not registered in the transfer records of Impulse Communications , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
o The bond, security or indemnity as the parent corporation and the merger agent may reasonably require.
o      Any  other documents  necessary  to evidence   and  effect the  bona fide
       merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
o      Certificates have been converted.

Neither Adar Alternative One, Impulse Communications , nor the transfer agent is liable to a holder of Impulse Communication's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Impulse Communication's shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Impulse Communications common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Adar Alternative One common stock to which the holders are entitled.

IMPULSE COMMUNICATION, INC.'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The  following  discussion  and analysis  should   be read in  conjunction  with
the financial statements included herein for the first 6 months ending June 30th 2000 and 1999.

Cautionary Statement

This registration statement on Form S-4 contains "forward-looking statements", as defined by the Private Securities Litigation Reform Act of 1995, in order to provide investors with prospective information about the Company. For this purpose, any statements which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors which could cause the Company's actual results and events to differ materially from those indicated by the forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results".

Results of Operations

Total revenues increased 55% to $789,280 for the 6 month's ending June 30th, 2000 from $510,181 for the same period in 1999. The increase was primarily due to an increase in the number of new web sites we created by the company in this period. The percentage of revenue by product segment has not changed significantly as compared to the same period last year.

Our costs of revenues increased 98% to $517,877 for the 6 months ending June 30th, 2000 from $261,537 for the same period in 1999. The increase is primarily related to the increased number of web sites we now offer. These expenses include the purchase of several thousand new domain names and implementation of new dedicated servers for hosting these sites. There were also significant web design costs asociated with setting up these sites.

Operating expenses increased 1376% to $103,344 for the 6 months ending June 30th, 2000 from $7,003 for the same period in 1999. This large increase is mainly due to the legal costs associated with going public.

As a result of the foregoing our net income before distributions to our president and income taxes decreased 36% to $150,552 for the 6 months ended June 30th, 2000 from $236,124 for the same period in 1999.

Liquidity and Capital Resources

Our working capital increased 17% to $91,434 at June 30th, 2000 from $78,230 at June 30th, 1999. During the first 6 months ending June 30th, 2000 we generated approximately $246,601 in cash from operations of which we distributed $20,000 to our president.

Cash Flow Outlook

During 2000, we expect that our principal sources of cash to fund our business activities will be from operating activities and will be sufficient for the year.

Qualitative and Quantitative

We do not engage in investing in or trading market risk sensitive instruments. We also do not purchase, for investing, hedging, or for purposes "other than trading," instruments that are likely to expose us to market risk, whether interest rate foreign currency exchange, commodity price or equity price risk, except as noted in the following paragraph. We have not entered into any forward or future contracts, purchased any options or entered into any interest rate swaps. Additionally, we do not currently engage in foreign currency trading transactions to manage exposure for transactions denominated in currencies other than U.S. dollars.

                         IMPULSE COMMUNICATIONS BUSINESS

In 1990, Impulse Communications was formed as a sole proprietorship and reorganized as a Nevada corporation in 2000. We own and operate more than 5000 websites on the World Wide Web.

Here are some significant events in our history:

o We were originally formed to provide computer consulting services such as installations of business automation software, computerized accounting systems, contact management software and point of sale systems.
o From 1995-1997, with the increasing acceptance of the Internet, our focus shifted to designing and hosting websites, while at the same time developing several websites of our own, such as invention.com, cashflow.com, findcash.com and sexmall.com.
o In the same time period, we also purchased 60 domain names from Network Solutions, a company that registers domain names for the Internet.
o Since 1998, we have focused exclusively on developing new websites using the domain names we already own and continue to purchase new domain names each month for future development.

Most of our revenue comes from selling products over the Internet. Instead of selling these products directly, we receive commissions from other companies for sales generated by customer we refer. Almost all of our products are offered at discount prices, which allows us to gain market share. Products sold include

o        Books
o        Music
o        Insurance
o        Travel
o        Sexually oriented adult entertainment items
o        Flowers
o        Cars
o        Food
o        Vitamins

The companies that pay us a commission provide the products and do the order-taking and shipping. About 70% of our revenue is from sexually oriented adult entertainment websites, with the other 30% from traditional websites.

We are also involved in the following activities:

o        Operating Virtual Malls
o        Sales of Our Own Services
o Developing Web Pages for Distributors of Network Marketing or Multi-Level Marketing Companies
o        Sale of Domain Names

Industry Overview

The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation, a research firm that covers information technology markets and trends, estimates that the number of Web users will grow from approximately 150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003.

The growing adoption of the Web represents an enormous opportunity for businesses to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase from approximately $40 billion worldwide in 1998 to approximately $900 billion worldwide in 2003.

According to Forrester Research, a research firm that analyzes technology changes and their impact on business, consumers and society, annual business-to-consumer e-commerce is estimated to grow from $8 billion in 1998 to $108 billion in 2003, and, business-to-business e-commerce is expected to grow from $43 billion in 1998 to $1.33 trillion in 2003.

While companies initially focused on facilitating and conducting transactions between businesses over the Internet, the business-to-consumer market has also become a significant market and is rapidly growing. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence for purchase, such as books, CDs, videocassettes, automobiles, home loans, airline tickets and online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments required to build a number of local retail presences or develop the printing and mailing infrastructure associated with traditional direct marketing activities.

E-commerce is growing at such a high rate because the number of Internet users worldwide is growing rapidly. Nua Internet Surveys, a company that tracks Internet usage, estimates that as of January, 2000, there are 248.6 million
Internet users. This represents only about 5% of the world's population. As additional users connect to the Internet, the market increases. Also, we believe consumers are becoming more accustomed to making online purchases. Our experience indicates consumer believe they are able to find lower prices and a larger selection of products by using the Internet rather than their local stores. We believe consumers are becoming increasingly secure with using credit cards to purchase items online.

The Adult Entertainment Industry

Despite nearly two decades of intense political campaigning against the adult industry, consumer purchases of adult entertainment products have increased dramatically. The industry that has come to be known broadly as adult entertainment began its transformation two decades ago, with the advent of home video recorders and home videos. That revolution marked the beginning of the end of red-light districts in cities, where adult bookstores, X-rated theatres, peep shows, dingy strip joints and street prostitution once flourished.

During the 1980s, the availability of adult movies on videocassette and on cable television helped to legitimize the consumption of explicit material by putting it in the home setting. The result has been the legitimization of industry products by other businesses not traditionally associated with the adult entertainment industry. Video stores, long distance telephone carriers, satellite providers, cable companies, and even mutual funds, earn significant returns by supplying or investing in adult entertainment either directly or indirectly.

The distribution of sexually explicit material is intensely competitive. Hundreds of companies now produce and distribute films to wholesalers and retailers, as well as directly to the consumer. According to industry sources, in 1978 some 100 hard-core feature films were produced at a typical cost in today's dollars of approximately $350,000, while in 1997 nearly 8,000 new hard-core videos were released, some costing as little as a few thousand dollars to produce.

According to an industry report which appeared in US News and World Report, February 10, 1997, Americans spent over $8 billion in 1996 on hard-core videos, peep-shows, live sex acts, adult cable programming, sexual devices, Internet adult entertainment and sexually explicit magazines. This amount is much larger than Hollywood's domestic box office receipts and larger than all the revenues generated by rock and country music recordings. The mainstream Hollywood film industry collects some $6 billion per year; the recorded music industry $8 billion; theater, opera and ballet $1.7 billion.

Inter@ctive Week, a publication that tracks Internet usage, recently evaluated the adult entertainment business at $1 billion annually for banner advertising, subscriptions, videoconferencing and products A more conservative figure from Forrester Research Inc. is $185 million in adult online entertainment in 1998, up from $101 million in 1996 and $137 million in 1997.

Given the nature of the industry, financial data on Web porn are sketchy at best. But experts estimate it rakes in $700 million to $1 billion a year. That doesn't count the tons of loose change collected by amateur purveyors in online erotica. (The Dallas Morning News - 12/1/99). Today's legal porn business is a $56 billion global industry. (Forbes 06-14-1999) ----------------------- ------

Estimates of the number of sex sites are as diverse as estimates for traffic and revenue. A recent search using the new Google.com search engine yielded 596,000 sites when the word sex was searched for. The adult age verification service, Adultcheck, one of many on the Internet, lists 80,000 participating adult entertainment sites. According to WebSideStory's Adult 10000, a website that tracks online consumers, there were 13,673 sites listed, averaging 16,041,825 visitors per day on August 5, 1998.

Pay sites have most of the adult content on the Internet, but free sites abound. Advertising from pay sites supports most of the free sites.

Adult Entertainment Revenues Projected for the Internet

------------------------------------------------------------------------------------------
Year              Total Online Retail       Total Online Entertainment Adult Entertainment
------------------------------------------------------------------------------------------
1997              $2.4 billion              $298 million                        $137 million
1998              $4.8 billion              $591 million                        $185 million
1999              $7.9 billion              $1.14 billion                       $235 million
2000              $12.1 billion             $1.92 billion                       $296 million

Source: Forrester Research Inc., People & Technology Strategies Report, October, 1997.

The tremendous growth of the Internet, including chat rooms and websites dedicated to adult entertainment, has resulted in millions of potential customers accessing these sites from the relative privacy of their personal computers worldwide.

Explicit adult entertainment websites have become controversial issues, with little being resolved. The websites have created debates about free speech versus child protection; free enterprise versus social good, and free markets versus fair business practices. Parents, politicians, clergy and Internet providers are all struggling with how to best protect children while allowing adults to set their own standards of behavior and taste. The access to most of the adult entertainment websites is far from being regulated. There are, however, both specialized websites that offer to verify the potential users' age an/or to block entry to the site for underage potential users.

Our Products and Services

Selling Products and Services of Others

Most of the Impulse Communications' revenue comes from commissions generated by selling products and services from other companies, such as:

o        Books, at bookshopper.com.

o        Music, at buycds.com.

o        Insurance, at insureme.com.

o        Travel, at cheapvacations.com.

o        Sexually explicit items, at sexmall.com.

To represent products and services, we fill out an online form to signup as an affiliate, giving our name and address for them to send payments to. They also have a terms and conditions page posted on the web site, which we check an box online saying we agree. There are never any signup fees or commitments, and either party can terminate the affiliate agreement at any time.

We then set up web pages with links to our third party providers. When someone clicks on the link and is transported to the provider, our name is embedded in the link. We are then paid a commission on each referral.

Our broad-based commission structure allows us to appeal to both consumers and businesses who buy products and services over the Internet. The actual selling process, including tallying of commissions, is handled automatically by each website's software. Because we only refer customers and do not sell products directly, we maintain no inventory.

Although products sold by our third party providers may be returned for credit, we generally do not receive our commissions until the time limit for these returns has passed.

Virtual Malls

We also run several virtual malls, such as inventing.com for inventors and cashflow.com for network marketers. A virtual mall is analogous to a physical mall. It is a website where various companies in a specific industry or group pay monthly rental fees to be listed on the site and available to visitors to the site.

Selling Our Services

Some of the websites we own include:

o Bored.com is a free site that receives approximately 70,000 visitors per day who are looking for fun and interesting things to do on the Internet. This site generates about $35,000 a month in profits. We are paid a commission from sales generated by the banner ads and some of the text links on the page. It is listed as one of the top 1000 web sites on the Internet by PC Data Online

o Bored.com Email offers free bored.com email accounts. More than 45,000 people have signed up in the first two months of operation. This service generates about $300 a month in profits. We are paid a commission from sales from the banner ad people see while they read their email.

o Findinfo.com--A search engine that searches more than 300 million websites to help users find what they're looking for. We plan to develop this into a major search engine portal, similar to Yahoo, AltaVista, Excite and Hotbot.

o Healthstore.com--A health and nutrition store that offers over 14,000 vitamins and herbs at discount prices.

o Findjobs.com offers free automated tools to help visitors to the site find a job. Users can use our Job Finder Robot to retrieve job listings from the top Internet employment websites in one large search. Our Job Search Manager then allows users to browse those search results, save the specific jobs that interest them or apply for those jobs online. After several months of operations, Findjobs.com already has over 12,000 registered users. This site generates approximately $100 in profits per month.

o Healthdeals.com automatically searches 11 online health and vitamin stores to find the best price products users want to purchase. We make a 5-10% commission from sales at each of the 11 stores. This site generates about $100 a month in profits.

o Findcash.com allows users to find out for free if they are owed unclaimed money by the government. Users then pay $10 for information on how to collect the money they are owed. This site generates about $5000 a month in profits.

o Textbookhound.com features an intelligent search agent that compares used and new textbook pricing at over 20 major online textbook stores. It also shows users which stores have the books in-stock. This site generates about $1000 a month in profits. even the nature of the industry, financial data on Web porn are sketchy at best. We are paid a commission by the online bookstore for each book sold.

o ToyHound.com automatically searches the top 20 online toy stores to find the best price on products. The site also allows children to make a wish list of toys they want and email this list to their parents and relatives. This site generates about $100 a month in profits.

o Sexmaniac.com is the Internet's largest sexually oriented adult entertainment search engine, with more than 100,000 adult Web page listings. Many of the listings that appear in sexmaniac.com are sites that generate commissions for us. These sites are programmed to appear at the top of the search results list shown to each user. This site generates about $1000 a month in profits.

o Nudephotos.com is an adult entertainment site offering over 700,000 sexually explicit adult entertainment photos, 50,000 online adult entertainment movies, dozens of sexually oriented games, 10,000 erotic stories, free phone sex, and more. This is a pay site, which means that users must pay, usually by credit card, to access the site. This site generates about $300 a month in profits.

o Pornomovies.com offers several thousand mail order adult entertainment videos at wholesale prices. We are paid a commission on each movie sold. This site generates about $2000 a month in profits.

o Getnames.com is a list of over 5000 domain names we currently own that are for sale. Sale of domain names account for about $2000 a month in profits.

o Cyberinfo.com - A free service that allows users to create free business or personal web sites, with no knowledge of html needed.


Web  Pages  for  Distributors  of  Network Marketing  or  Multi-Level  Marketing
Companies

We have also developed automated software that allows us to offer low-priced Web pages to distributors of network marketing or multi-level marketing companies. We create one main website for the company, and our software automatically creates a personalized copy of the website for each distributor. We are currently working with:

o        Coastal Vacations, at www.getcoastal.com.
                               ------------------

o        Electrum, at www.electrumonline.com

This service generates about $500 a month in profits.

Selling Advertising Space

A smaller portion of our income, about $500 a month, comes from selling advertising space on websites we create. These sites offer free information to Web surfers. Some of these sites include:

o        http:www.zoos.com

o        http:www.dumb.com

o        http:www.mteverest.com

o        http:www.stopstress.com

o        http:www.comedyclub.com

These sites generate revenue from the advertising banners at the top of each page.

Sale of Domain Names

We also offer for sale a portion of our 5000-plus domain names through domain name brokers. Until recently, we did not actively try to sell our domain names. Recent domain name sales directly by us, without a broker, include

o        Payme.com for $40,000
o        Chargecards.com, for $21,000
o        Getdomains.com, for $10,008
o        Musicroom.com, for $5000
o        Cancerdrugs.com/cancercures.com/beatcancer.com, for $25,000 total
o        Myprivates.com, for $2,500
o        Optionsdata.com for $1,500
o        indiansex.com - $15000
o        filmreviews.com - $3000
o        sportsbetting.net - $8500
o        gotoafrica.com - $7500
o        findbuilders.com - $4000
o        onlineathletes.com - $3000
o        academicstore.com - $5000
o        buypanties.com and 4panties.com - $16,000 for both


We currently have the domain name buywine.com listed with a wine domain name broker for $500,000. A selection of our domain names listed for sale, including asking price, with GreatDomains.com, another domain name broker, includes:

o        4bets.com, $50,000
o        4books.com, $100,000
o        4computers.com, $200,000
o        4gamblers.com, $50,000
o        4marketing.com, $50,000
o        4printing.com, $100,000
o        4seminars.com, $40,000
o        4shoppers.com, $50,000
o        4software.com, $100,000
o        4textbooks.com, $200,000
o        4webpages.com, $200,000
o        buyalcohol.com, $25,000
o        buycdroms.com, $20,000
o        buycds.com, $250,000
o        buycontacts.com, $50,000
o        buypetfood $100,000
o        buypresents.com, $50,000
o        buyprograms.com, $100,000
o        cashflow.com, $100,000
o        cdsavings.com, $35,000
o        cheapmovies.com, $50,000
o        cheapvacations.com, $100,000
o        coffeelovers.com, $25,000
o        comedyclub.com, $50,000
o        drugdeals.com, $100,000
o        getbusiness.com, $100,000
o        getflowers.com, $100,000
o        getmortgages.com, $100,000
o        getorders.com, $25,000
o        getperfume $50,000
o        getpublicity.com, $50,000
o        getsex.com, $250,000
o        hotdate.com, $100,000
o        hotelbargains.com, $30,000
o        moveme.com, $20,000
o        mteverest.com, $25,000
o        nudephotos.com, $250,000
o        nudeteens.com, $250,000
o        orderdrugs.com, $100,000
o        orderforms.com, $50,000
o        ordervideos.com, $50,000
o        pcbargains.com, $100,000
o        pcpricing.com, $50,000
o        pickstocks.com, $30,000
o        placebets.com, $100,000
o        popcds.com, $30,000
o        pornomall.com, $25,000
o        pornomovies.com, $500,000
o        softwaredeals.com, $100,000
o        ticketdeals.com, $25,000
o        tradecheap $25,000
o        videobargains.com, $25,000
o        videoslots.com, $100,000
o        zoos.com, $25,000

Revenue by Market Segment

Our approximate amount and percentage of revenue by product segment is as follows:

                      -------------------------------------- ------------ -------------------------------
                      Commissions (both adult and               $937.344                           92.0%
                      non-adult) [1]
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Virtual Malls                                2,400                              .2
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Direct Sales of Products and Services       49,443
                                                                          4.25
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Sales of network marketing web pages         3,000                              .3
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Sales of domain names                       47,000                            4.25
                      -------------------------------------- ------------ -------------------------------

--------------------------------------------------------------------------------
Market Opportunity

We believe we are targeting a significant marketing opportunity because:

o        The e-commerce market is already very large and growing rapidly.

o Millions of consumers have already purchased the products we sell for many years through traditional print catalogs, stores and television.

o There are logistical, financial and economic benefits to conducting business over the Internet.

o We offer a broader selection, high-quality products than a traditional retail outlet store.

o We offer a higher level of personalized customer service than a traditional retail outlet store.

o We presently have and can maintain interesting, frequently updated website content.

Marketing

Most of our business comes from free listings in Internet search engines. Because we own thousands of domain names, we are listed many times in the search engines. Each domain name operates as its own sub-business and can have a search engine listing of its own.

Only about 20% of our websites are currently listed in the major search engines. Once the other 80% are listed, we believe income will increase substantially. We are currently developing automated software to handle these search engine listings. The software will be finished by June 30st, and all of our web sites will be submitted to the search engines by April 1st, 2000.

We use additional marketing methods to bring people to our sites, including:

o        Targeted banner advertising.

o        Press releases.

o Paid search engine listings, paying for higher placement in the search result lists, on such sites as goto.com and realnames.com.

Our total advertising budget is less than $500 a month

Because we sell products and services from large, well-know companies, those companies provide the brand name recognition. Since our customers buy directly from the various companies' websites, the better they know the companies' products and reputations, the better it is for us.

Many of our larger projects, such as findjobs.com, healthdeals.com, toyhound.com, textbookhound.com, sexmaniac.com and nudephotos.com, have only become operational in the latter part of 1999. Therefore, they have just begun to bring in revenue and have not been widely marketed yet.

Our Potential Future Growth Areas

We plan to increase our customer traffic to our existing websites and expand into other Internet industries by:

o        Increasing our advertising to expand our customer base.

o Opening websites in markets where we already own related domain names, but have not as yet set up a website.

o Upgrading the graphics and content on our existing websites to be more appealing to visitors.

o Increasing the number of companies that pay us commissions, so we can offer a broader range of products.

o Translating our websites into foreign languages and expanding internationally.

o Buying additional domain names for the purpose of opening more websites.

To implement the foregoing, we need no new equipment, employees, or bandwidth. Most of the work will be done by Eric Borgos, the rest by independent contractors.

Because there is virtually no cost for us to enter each industry, we have much room to grow. We have several thousand unused domain names that we plan to develop into revenue-generating websites. These domain names are already purchased and operational, but currently carry a banner that indicates they are under construction. A list is available at http:www.getnames.com

The only cost of setting up these new sites is the Web page design. This work will be done by independent contractors and, based on our previous experience, will cost from $50,000-100,000 for the year 2000.

We currently have the following Internet projects under development:

o Insurancequotes.com - We will sell leads generated from this site to a leading insurance company such as 800insureme.com and other insurance quote services. Online insurance quote forms will be available for health insurance, auto insurance, business insurance, home insurance, disability insurance and estate planning services. The sight should be operational by December 2000.
o Findkids.com - Will allow parents to search for their missing children over the Internet. Using face recognition technology, our software will compare their child's photo with thousands of photos of children displayed on web sites throughout the Internet.
o        Adoptme.com - A web site allowing children to adopt virtual pets.
o GetVitamins.com - A discount online vitamin store offering over 14,000 health products.
o        CheapVacations - An internet travel portal.
o Getnewsgroups.com - A web site that will allow users to read and send Usenet newsgroup postings using a web based interface.
o Digitalcharity.com - A directory of charity web sites where you can donate money just by clicking on their web page.
o Ailments.com - An online health portal listing information and links regarding specific medical conditions, diseases, and ailments.


We have spent more than $50,000 setting up our own adult pay site at nudephotos.com. The site is one of the largest adult entertainment sites on the net, with over 700,000 sexually explicit photos, 50,000 online sexually explicit movies, live sex shows, 10,000 erotic stories and free phone sex. We plan to create additional sexually oriented adult entertainment sites using the existing content, but marketed towards different niche markets, such as:

o        Whipme.com for the bondage market.

o        Lesbiancity.com for the lesbian market.

o        Nudeteens.com for the teen market.

o        Amateurphotos.com for the amateur market.

o        Asianphotos.com for the Asian market.

These specialized markets have much less competition and a much higher signup rate among viewers who visit the sites.

Trademarks

While we own many domain names, none of those domain names are trademarked. Domain names are required to be renewed on a biannual basis at a cost of $10 per name.

Competition

The market for e-commerce over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new websites at a relatively low cost using commercially available software. We currently or potentially compete with a number of other companies, including many of our third party providers.

The recent establishment of large affiliate network, such as linkshare.com, clicktrade.com, reporting.net and cj.com, has made it easier for new companies to enter the affiliate sales market, but it has also made it easier for us to sell a wider variety of products. These networks are basically listings of affiliate commission programs grouped by industry. If, for example, we decide to open another online book site, we can easily find many online bookstores willing to pay a commission through these networks. These networks also make commission tracking, link management and sales accounting easier for us.

We believe we may be able to favorably compete because the cost of buying good domains names has become increasingly expensive, giving our large number of domain names and advantage. Although each of the industries for which we offer products and services is extremely competitive, we believe all of our industries are growing at high enough rates to accommodate many competing companies. Indeed, we believe that competition within an industry actually helps us, because we have the ability to become a sales agent for each new company that enters the market and receive a commission from them.

Product Liability

Because we offer thousands of products and services over the Internet from many different manufacturers and vendors, we could be held liable from any problems that arise from those sales. We do not carry liability insurance, so any litigation resulting from product liability or service liability could materially harm our business.

Government Regulation

We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial online services or the Internet. However, due to increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, is uncertain and could expose us to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could reduce or eliminate our income.

As our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our websites or on the websites of others or prosecute us for violations of their laws. We cannot assure you that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

The laws regarding the dissemination of sexually oriented adult entertainment over the Internet are currently unsettled. Courts have held the right to distribute adult entertainment over the Internet is protected by the First and Fourteenth Amendments to the United States Constitution, which prohibit Congress or the various states from passing any law abridging the freedom of speech.

The First and Fourteenth Amendments, however, do not protect the dissemination of obscene material, and several states and communities in which our websites are available, have enacted laws regulating the distribution of obscene material with some offenses designed as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the State statutes are as varied as the number of states enacting them. Similarly, 18 U.S.C. Sections 1460-1469 contain the federal prohibitions with respect to the dissemination of obscene material, and the potential penalties for individuals, including directors, officers and employees, violating the federal obscenity laws include fines, community service, probation, forfeiture of assets and incarceration. The range of possible sentences require calculations under the Federal Sentencing Guidelines, and the amount of the fine and the length of the period of the incarceration under those guidelines are calculated based upon the retail value of the unprotected materials.

Also taken into account in determining the amount of the fine, length of incarceration or other possible penalty are whether the person accepts responsibility for his or her actions, whether the person was a minimal or minor participant in the criminal activity, whether the person was an organizer, leader, manager or supervisor, whether multiple counts were involved, whether the person provided substantial assistance to the government, and whether the person has a prior criminal history.

In addition federal law provides for the forfeiture of:

o Any obscene material produced, transported, mailed, shipped or received in violation of the obscenity laws.

o Any property, real or personal, constituting or traceable to gross profits or other proceeds obtained from the offense.

o Any property, real or personal, used or intended to be used to commit or to promote the commission of the offense, if the court in its discretion so determines, taking into consideration the nature, scope and proportionality of the use of the property in the offense.

With respect to the realm of potential penalties facing us should we be found guilty of disseminating obscene material, the forfeiture provisions detailed above may apply to our corporate assets falling under the statute. In addition, a fine may be imposed, the amount of which is tied to the pecuniary gain to the organization from the offense or determined by a fine table tied to the severity of the offense. Also factored into determining the amount of the fine are the number of individuals in the organization and whether an individual with substantial authority participated in, condoned, or was willfully ignorant of the offense; whether the organization had an effective program to prevent and detect violations of the law; and whether the organization cooperated in the investigation and accepted responsibility for its criminal conduct. In addition, the organization may be subject to a term of probation of up to five years.

Federal and state obscenity laws define the legality or illegality of materials by reference to the United States Supreme Court's three-prong test set forth in Miller v. California, 413 U.S 1593 in 1973. This test is used to evaluate whether materials are obscene and therefore subject to regulation. Miller provides that the following must be considered:

o Whether the average person, applying contemporary community standards, would find that the work, taken as a whole, appeals to the prurient interest.

o Whether the work depicts or describes, in a patently offensive way, sexual conduct specifically defined by the applicable state law.

o Whether the work, taken as a whole, lacks serious literary, artistic, political or scientific value.

The Supreme Court has clarified the Miller test in recent years advising that the prurient interest prong and patent offensiveness prong must be measured against, as the wording goes, the standards of an average person, applying contemporary community standards, while the value prong of the test is to be judged according to a reasonable person standard.

We believe that we are in compliance with all federal, state and local regulations regulating the content of any motion picture, photographic and print products offered on any of our affiliate websites.

As discussed above, U.S. federal and state government officials have targeted what some people term as sin industries, such as tobacco, alcohol and adult entertainment for special tax treatment and legislation. In 1996, the U.S Congress passed the Communications Decency Act of 1996. Recently, the Supreme
Court, in American Civil Liberties Union versus Reno, held some substantive provisions of the Communications Decency Act unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the Communications Decency Act. Investors should understand that the adult entertainment industry may continue to be a target for legislation. In the event we must defend ourselves, or join with other companies in the adult entertainment business to protect our rights, we may incur significant expenses that could reduce or eliminate our income.

Network Infrastructure

All of the websites we own are hosted on Internet servers located at major Web hosting providers such as Concentric Networks, Pair Networks and Interland. All of these hosting companies offer high-speed fiber optic T-3 data connections, redundant Internet backbone providers and 24-hour-a-day website monitoring and tech support.

We have a four-year contract with Concentric Networks to host many of our sites with four servers specifically dedicated to our accounts. The contract stipulates that we pay Concentric Networks $3,000 a month for the four dedicated servers, and they may cancel the contract for any reason on 30-days notice without penalty.

Should Concentric Networks go out of business, or for some reason be unable to provide a reliable Internet connection for the servers, we would experience both several days' downtime and additional expenses. If we receive notice ahead of time that our account needs to be moved to another provider, downtime would be only be about 1 day with minimal additional expenses.

 There are, however, many other Web hosting services that offer similar services at competitive prices, and we maintain backup servers with several of those vendors. In addition to 4 dedicated servers with Concentric.com, alternate dedicated servers are maintained at 9netave.com, rackspace.com, and infotechsys.com. Non-dedicated hosting accounts are maintained at pair.com, interland.net, and he.net.
Web sites and domain names could be easily moved from one server or web host to another in the event of an emergency or contract cancellation by Concentric Networks.

Property and Leases

Our primary business address is:

Impulse  Communications  468  Kingstown  Road,  #4  Wakefield,  RI 02879  Phone:
401-789-0885

The rent for the Boston location is $800/month. We have a one-year lease with Diurmed Coughlin, from July 1, 2000, to June 31, 2001.

Employees

We presently have no employees, although we use independent contractors on a regular basis. We use the independent contractors for:

o        Website design
o        Programming
o        Search engine promotion.

We have no contracts with our independent contractors.

                    IMPULSE COMMUNICATIONS, INC.'S MANAGEMENT

The names and ages of our executive officers and directors as of our formation in January 2000, are as follows:

------------------ ---------- --------------------------------------------------
Name                  Age         Position
------------------ ---------- --------------------------------------------------
------------------ ---------- --------------------------------------------------
Eric Borgos             31        CEO, president and director
-----------
------------------ ---------- --------------------------------------------------

Eric Borgos started Impulse Communications in September 1990 as a computer consulting company. From September 1988 to December 1990, Mr. Borgos worked part-time in the Babson College Computer Center. During the summers in 1986, 1987, and 1988 Mr. Borgos worked as in intern at O'Connor and Associates, a Wall Street stock brokerage. Mr. Borgos received his B.A. from Babson College in 1991

Directors serve for the a one year term. Our Bylaws currently provide for a Board of Directors comprised of 1 director.

Executive Compensation

We have no compensation committee or other board committee performing equivalent functions. Mr. Borgos, our current president and chief executive officer, participated in deliberations of our board of directors concerning executive officer compensation.

We have no employment agreement with or key-man life insurance on Mr. Borgos.

Board Compensation

Our director does not receive cash compensation for his services as director.

Indemnification of Directors and Officers.

We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. NRS 78.037 of the Nevada General Corporation Law, currently provides that any provision may not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of the Nevada General Corporation Law.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Nevada's Combinations with Interested Stockholders statute, which applies to Nevada corporations having at least 200 stockholders, prevents an interested stockholder and an applicable Nevada corporation from entering into a combination unless some conditions are met. A combination means any merger or consolidation with an interested stockholder, or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder having:

o an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation,
o an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or
o         10% or more of the earning power or net income of the corporation.

An interested stockholder means a person who, together with affiliates and associates, beneficially owns or within the prior three years, did beneficially own 10% or more of the voting power of the corporation. A corporation to which this statute applies may not engage in a combination within the three years after the interested stockholder acquired its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired the shares.

If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

o the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher
o the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher
o for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

Nevada's Acquisition of Controlling Interest statute applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this Prospectus, the Issuer does not have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to the us.

The Acquisition of Controlling Interest statute prohibits an acquirer, under some circumstances, from voting its shares of a target corporation's stock after crossing some ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more by less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become control shares and the control shares are deprived of the right to vote until disinterested stockholders restore the right. The Acquisition of Controlling Interest statute also provides that in the event control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

                IMPULSE COMMUNICATIONS, INC.'S LEGAL PROCEEDINGS

 Impulse Communications is not a party to or aware of any pending or threatened lawsuits or other legal actions.

              IMPULSE COMMUNICATIONS, INC.'S PRINCIPAL STOCKHOLDERS

The following table sets forth some information regarding the beneficial ownership of our Common Stock as of June 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock o Each executive officer o Each director and all directors and executive officers as a group:

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Name                                       Number of Shares              Percentage before      Percentage after
      ----                                       -----------------             ------------------     -----------------
                                                                               merger                 merger
                                                                               ------                 ------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
           Eric Borgos (1)                               9,750,000                     97.5                   94%
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
           All directors and named executive          9,750,000                     97.5                   94%
      officers as a group (one person)
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      (1) The shares are owned by Impulse Communication LLC, of which Mr. Borgos is the sole beneficial owner.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 10,008,000 shares of Common Stock outstanding as of June 30, 2000.


           DESCRIPTION OF IMPULSE COMMUNICATIONS, INC'S CAPITAL STOCK
     ------------------------------------------------ ----------------------------------------------------
           Authorized Capital Stock Under Articles              Shares Of Capital Stock Outstanding
                    Of Incorporation
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
            75,000,000 shares of common stock                  10,008,000 shares of common stock
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
              No shares of preferred stock                       No shares of preferred stock
     ------------------------------------------------ ----------------------------------------------------

Common Stock

As of June 30, 2000 there were 10,008,000 shares of common stock outstanding held of record by 51 beneficial owners. There will be 10,408,000 post merger shares of common stock outstanding after g iving effect to the issuance of the shares of common stock to the public under this prospectus and the reverse split and return of shares prior to the merger.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Options

We have no options outstanding.

Dividends

We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

We are the transfer agent and registrar for our common stock.

                         ADAR ALTERNATIVE ONE'S BUSINESS

In February, 2000, as previously agreed with his client, Mr. Williams resigned as officer and director and Mr. Sidney Golub was elected president and director. In February, 2000, we changed our name from Second Enterprise Service Group, Inc. to Adar Alternative One, Inc.

History and Organization

We were organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. The company we have identified and agreed to acquire is Impulse Communications.

Operations

We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Impulse Communications have been and will continue to be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

We presently have no employees. Our officer and director is engaged in business activities outside of us. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Selected Financial Data

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

--------------------------------
Total assets        $  0
--------------------------------
--------------------------------
Total liabilities      0
--------------------------------
--------------------------------
Equity                 0
--------------------------------
--------------------------------
Sales                  0
--------------------------------
--------------------------------
Net loss              79
-------------------------------
--------------------------------
Net loss per share     0
-------------------------------

Management Discussion And Analysis Or Plan Of Operation

We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $79. We have agreed to pay our management and director a salary of $50,000, to be paid from the merger fee.

Substantially all of our expenses that must be funded by management have been and will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of the acquisition of Impulse Communications, we our expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we close the acquisition of Impulse Communications and therefore do not expect to issue any additional securities before the closing of the acquisition of Impulse Communications.

Properties.

We are presently using the office of Mr. Sidney Golub in Massachusetts at no cost as our office. This arrangement is expected to continue only until a business combination is closed, although there is currently no agreement between us and Mr. Golub. We at present own no equipment, and do not intend to own any.

Security Ownership of Some Beneficial Owners and Management.
-----------------------------------------------------------

The following table sets forth some information regarding the beneficial ownership of our Common Stock as of June 30 , 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock
o  Each  executive  officer
o  Each director and all directors and executive officers as a group:

      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      Name                                 Number of Shares        Percentage       Number of Shares   Percentage
      ----                                 -----------------       -----------      -----------------  ----------
                                           Pre-Merger(1)           before merger    Post-Merger        after merger
                                           -------------           -------------    ------------       ------------
                                                                                    (1)
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
       Michael T. Williams                      1,000,000               50%              200,000            2%
       2503 W. Gardner Ct.
       Tampa FL 33611
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
       Sidney J. Golub                          1,000,000               50%              200,000            2%
       10 Troon Place
       P.O. Box 289
       Mashpee, MA 02649
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
       All directors and named                  1,000,000               50%              200,000            2%
       executive officers as a group (one
       person)
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 2,000,000 shares of Common Stock outstanding as of June 30, 2000.

(1) In connection with the merger, Adar Alternative One agreed to effect a reverse split such that the Williams' Account and Mr. Golub will each own 200,000 shares prior to the closing of the merger.

Mr. Williams and Mr. Golub may be deemed our founders, as that term is defined under the securities act of 1933.


Director and Executive Officer.
------------------------------

The following table and subsequent discussion sets forth information about our director and executive officer, who will resign upon the closing of the acquisition transaction. Our director and executive officer was elected to his position in February 2000


 Name                           Age            Title

 Sidney J. Golub                 58            President, Treasurer and Director

Since prior to 1995, Mr. Golub has been president of Adar Group, Inc., a management consulting firm.

 Executive Compensation.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended December 31, 1999, by our prior chief executive officer.

                           Summary Compensation Table

Name and Principal Position                    Annual Compensation - 1999
---------------------------                    --------------------------
                                             Salary, $,            Bonus, $,        Number of Shares Underlying Options, #,
                                             ----------            ---------                                   ------------
Michael T. Williams, President                  None                  None                           None

Future Compensation and Relationships and Related Transactions.

Of the $125,000 merger fee to be paid to us by Impulse Communications under the terms of the merger agreement, Mr. Golub will receive $50,000 for his role as current president and director. The remaining $75,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

In connection with the merger, Adar Alternative One agreed to effect a reverse split with the result that Mr. Williams' Account and Mr. Golub will each own 200,000 shares prior to the closing of the merger.

Legal Proceedings.

We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers.

Our director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Section 607.0902 of Florida law restricts the voting rights of some shares of a corporation's stock when those shares are acquired by a party who, by this acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, the control shares, will, upon this acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an acquiring person's statement submitted to the corporation in compliance with the requirements of the statute. Upon receipt of this request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If this resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or Bylaws provide otherwise, all shareholders of the corporation will be able to exercise dissenter's rights in accordance with Florida law.

A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

o Under the laws of intestate succession or under a gift or testamentary transfer
o Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute
o Under either a share exchange or share exchange if the corporation is a party to the agreement or plan of merger or share exchange
o Under any savings, employee stock ownership or other benefit plan of the corporation
o Under an acquisition of shares specifically approved by the board of directors of the corporation

               DESCRIPTION OF ADAR ALTERNATIVE ONE'S CAPITAL STOCK


     ----------------------------------- ---------------------------------------
          Authorized Capital Stock         Shares Of Capital Stock Outstanding
     ----------------------------------- ---------------------------------------
     ----------------------------------- ---------------------------------------
                          50,000,000                 2,000,000
     ----------------------------------- ---------------------------------------
     ----------------------------------- ---------------------------------------
                          20,000,000                    none
     ----------------------------------- ---------------------------------------

Common Stock

As of June 30, 2000, there were 2,000,000 shares of common stock outstanding held of record by 2 stockholders. There will be 10,408,000 post merger shares of common stock outstanding after giving effect to the issuance of the shares of common stock to the public under this prospectus and the reverse split and return of shares prior to the merger.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of Class A preferred stock. There are no shares of preferred stock outstanding. Issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Options

We have no options outstanding.

Dividends

We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

We are the transfer agent and registrar for our common stock.

We believe our facilities will be adequate for our anticipated growth and that we will be able to obtain additional space as needed on commercially reasonable terms.

Legal Proceedings

We are not currently a party to any material legal proceedings.


     COMPARISON OF RIGHTS OF ADAR ALTERNATIVE ONE STOCKHOLDERS AND IMPULSE COMMUNICATIONS SHAREHOLDERS

Because Adar Alternative One will change its state of incorporation, articles or articles and bylaws to be the same as those of Impulse Communications, the rights of shareholders of Impulse Communications will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither Impulse Communications nor Adar Alternative One are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. Adar Alternative One has filed with the Commission a registration statement on Form S-4 under the Securities Act. This prospectus constitutes the prospectus of Adar Alternative One that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http:www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

The Financial Statements of Impulse Communications, Inc. for the years ended December, 1998, and 1999 also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Gray, Gray, & Gray, LLP, given on the authority of that firm as experts in accounting and auditing
                                  LEGAL MATTERS

The validity of the shares of Adar Alternative One common stock being offered by this prospectus and certain federal income tax matters related to the merger are being passed upon for Adar Alternative One by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 1,000,000 shares pre merger and 172,000 shares post merger of the stock of Adar Alternative One.



                          IMPULSE COMMUNICATIONS, INC.

                         REVIEW OF FINANCIAL STATEMENTS
                         AND OTHER FINANCIAL INFORMATION

                                  JUNE 30, 2000

                          IMPULSE COMMUNICATIONS, INC.

         REVIEW OF FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

                                  JUNE 30, 2000






REVIEW OF FINANCIAL STATEMENTS

ACCOUNTANTS' REPORT.........................................................1

BALANCE SHEETS..............................................................2

STATEMENTS OF OPERATIONS AND PROPRIETOR'S EQUITY/RETAINED EARNINGS..........3

STATEMENTS OF CASH FLOWS - DIRECT METHOD....................................4


OTHER FINANCIAL INFORMATION

PRO FORMA PER SHARE DATA...................................................12

Board of Directors
Impulse Communications, Inc.

We have reviewed the accompanying balance sheets of Impulse Communications, Inc. as of June 30, 2000 and 1999, and the related statements of operations and proprietor's equity/retained earnings and cash flows - direct method for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public
Accountants. All information included in these financial statements is the representation of the management of Impulse Communications, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The other financial information accompanying the financial statements is presented only for supplementary analysis purposes and has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements. We did not become aware of any material modifications that should be made to such data.



                             GRAY, GRAY & GRAY, LLP




Westwood, Massachusetts
September 22, 2000




                          IMPULSE COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                        (See Accountants' Review Report)


                                     ASSETS
                                                                                                 June 30,
                                                                                          2000              1999
                                                                                           ----              ----
CURRENT ASSETS
     Cash                                                                         $         3,446  $              0
     Accounts receivable                                                                   88,996            81,479
     Prepaid expenses                                                                       6,000                 0
     Advances to stockholder                                                              135,818                 0
                                                                                          -------             -------


       TOTAL CURRENT ASSETS                                                               234,260            81,479
                                                                                         -------              ------

EQUIPMENT, net of accumulated depreciation of $7,543
     in 2000 and $2,513 in 1999                                                            16,592             8,741
                                                                                         -------              --------

OTHER ASSETS
     Deferred tax asset

                                                                                              374                 0
                                                                                              ---                 -

       TOTAL ASSETS                                                               $       251,226   $        90,220
                                                                                  ===============   ===============

                                                                                  ---------------- -----------------


                LIABILITIES AND STOCKHOLDER'S/PROPRIETOR'S EQUITY



CURRENT LIABILITIES
     Accounts payable                                                             $        59,811  $         3,249
     Accrued payroll and payroll taxes                                                     32,295                0
     Accrued income taxes                                                                  50,720                0
                                                                                      -----------

       TOTAL CURRENT LIABILITIES                                                          142,826            3,249
                                                                                          -------        ---------

STOCKHOLDER'S/PROPRIETOR'S EQUITY
     Common stock                                                                          10,008                 0
     Additional paid-in capital                                                            30,165                 0
     Retained earnings                                                                     68,227                 0

     Proprietor's equity                                                                        0            86,971
                                                                                           ------            ------


       TOTAL STOCKHOLDER'S/PROPRIETOR'S EQUITY                                            108,400            86,971
                                                                                          -------          ---------

       TOTAL LIABILITIES AND     STOCKHOLDER'S/PROPRIETOR'S EQUITY
                                                                                  $       251,226  $        90,220
                                                                                  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                          IMPULSE COMMUNICATIONS, INC.

       STATEMENTS OF OPERATIONS AND PROPRIETOR'S EQUITY/RETAINED EARNINGS

                        (See Accountants' Review Report)

                                                                                         Six Months Ended June 30,
                                                                                           2000              1999
                                                                                           ----              ----

INTERNET REVENUES                                                                         $789,280          $510,181

COST OF REVENUES                                                                           517,877           261,537
                                                                                            -------         -------

GROSS PROFIT                                                                               271,403           248,644
                                                                                            -------         -------

OPERATING EXPENSES
     Sales and marketing                                                                    17,507             5,517
     General and administrative                                                            103,344             7,003
                                                                                            -------          -----

       TOTAL OPERATING EXPENSES                                                            120,851            12,520
                                                                                            -------          ------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                   150,552           236,124

PROVISION FOR INCOME TAXES                                                                  50,346                 0
                                                                                             ------         -------

NET INCOME                                                                                $100,206           236,124
                                                                                          ========

PROPRIETOR'S EQUITY AT BEGINNING OF PERIOD                                                 $44,231            33,066

NET INCOME THROUGH MARCH 6, 2000 AND JUNE 30, 1999                                          31,979                 0

LESS PROPRIETOR'S DISTRIBUTIONS, NET OF       CONTRIBUTIONS AND DONATED SERVICES
                                                                                            76,210           182,219
                                                                                             ------          -------

PROPRIETOR'S EQUITY AT MARCH 6, 2000 AND JUNE 30, 2000                                          $0           $86,971
                                                                                                ==           =======

RETAINED EARNINGS AT BEGINNING OF PERIOD                                                        $0

NET INCOME FROM MARCH 6, 2000 THROUGH JUNE 30, 2000                                         68,227
                                                                                             ------

RETAINED EARNINGS AT END OF PERIOD                                                         $68,227
                                                                                           =======

   The accompanying notes are an integral part of these financial statements.

                                       -3-

                          IMPULSE COMMUNICATIONS, INC.

                    STATEMENTS OF CASH FLOWS - DIRECT METHOD

                        (See Accountants' Review Report)





                                                                                        Six Months Ended June 30,
                                                                                          2000              1999
                                                                                          ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES
     Cash received from customers                                                       $787,530          $466,728
     Cash paid to suppliers                                                             (540,929)         (219,716)
                                                                                          ---------      ---------

       NET CASH PROVIDED BY OPERATING ACTIVITIES                                         246,601           247,012
                                                                                           -------        -------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of equipment                                                               (11,127)           (4,793)
     Advances to stockholder                                                            (135,818)                0
                                                                                           --------        --------

       NET CASH (USED) BY INVESTING ACTIVITIES                                          (146,945)           (4,793)
                                                                                         ---------          -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proprietor's withdrawals, net                                                       (96,210)         (242,219)
                                                                                          --------          ---------

       NET CASH (USED) BY FINANCING ACTIVITIES                                           (96,210)         (242,219)
                                                                                          --------          ---------

NET INCREASE IN CASH                                                                        3,446                 0

CASH AT BEGINNING OF YEAR                                                                       0                 0
                                                                                  ---------------  ----------------

CASH AT END OF YEAR                                                                        $3,446                $0
                                                                                           ======                ==


SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING AND FINANCING ACTIVITY:
     The stockholder contributed $40,173 of net assets in exchange for 100% of the common stock (see Note 5). $20,000 and $60,000 are the estimated fair value of donated services performed by the chief executive officer for the six months ended June 30, 2000 and 1999, respectively (see Note 5).

 The accompanying notes are an integral part of these financial statements.

                                                                                         Six Months Ended June 30,
                                                                                          2000              1999

                                                                                          ----              ----

RECONCILIATION OF NET INCOME TO NET CASH
     PROVIDED BY OPERATING ACTIVITIES:
       Net income                                                                        $100,206          $236,124
                                                                                         --------          --------
       Adjustments to reconcile net income to net cash
         provided by operating activities:
           Depreciation                                                                     3,065             1,795
           Deferred taxes                                                                   (374)                 0
           Contributed assets                                                              40,173                 0
           Donated services - executive compensation                                       20,000            60,000
       (Increase) decrease in assets:
         Accounts receivable                                                             (35,123)           (43,453)
         Prepaid expenses                                                                 (6,000)             5,000
       Increase (decrease) in liabilities:
         Accounts payable                                                                  41,639           (12,454)
         Accrued payroll and payroll taxes                                                 32,295                 0
         Accrued income taxes                                                              50,720                 0
                                                                                            ------          ---------

     TOTAL ADJUSTMENTS                                                                    146,395            10,888
                                                                                            -------            ------



NET CASH PROVIDED BY OPERATING ACTIVITIES                                                $246,601          $247,012
                                                                                         ========          ========

   The accompanying notes are an integral part of these financial statements.

                                       -5-

                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)




NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity - Impulse Communications, Inc. has assembled a portfolio of approximately 7,000 domain names and web sites on the internet. The sites are used to provide access to electronic commerce merchants and their customers. The Company conducts its business within one industry segment.

Inherent in Impulse Communications business are various risks and uncertainties, including the limited history of commerce on the internet. Future revenues are dependent on the continued growth and acceptance of the internet, use of the internet for information, publication, distribution and commerce, and acceptance of the Internet as an effective advertising medium.

Basis of Presentation - The proprietor opened its virtual doors on the web in January, 1995. On March 6, 2000 the proprietor incorporated. These financial statements report the combined activity from January 1, 2000 through June 30, 2000.

Recognition of Revenue - Internet revenues consist primarily of the following:

o Referral Commissions - Most of the Company's 7000 domain names and web sites are used as portals to create traffic to e-merchant sites (primarily adult content) who will pay a commission based on the ability of the traffic to generate sales. Referral commission revenues are recognized at the time the referral sale takes place.

o Subscription Revenues - Subscription revenues relates to customer subscription at an adult content and a traditional service related web site. Subscription periods are not greater than one month. Revenues are recognized in the month that the customer subscribes for the service, provided that no significant Company obligations remain and collection of the receivable is probable. Risk of loss is limited due to the use of pre-approved charges to customer credit cards.

o Domain Name Revenues - Revenues from the sale of domain names, if any, are recognized at the time when ownership of the domain name is transferred.

                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk - Financial instruments that subject the Company to concentrations of credit risk consist primarily of trade receivables. The carrying amount of the trade receivables approximates fair value due to their relatively short maturity. The Company generally does not require collateral on accounts receivable.

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across the United States.

Allowance for Doubtful Accounts - Accounts receivable are considered by the Company to be fully collectable at June 30, 2000 and 1999, accordingly no allowance has been set up.

Use of Estimates - The presentation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash - During the course of the normal business cycle, the Company may at times, maintain on deposit cash balances in excess of insured limits.

Income Taxes - Deferred taxes are provided on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax purposes, primarily depreciable assets. Profits or losses of Impulse Communications at June 30, 1999 are attributable directly to the sole proprietor for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

Equipment - Equipment is stated at cost, less accumulated depreciation. Expenditures for routine repairs and maintenance are charged to operations as they are incurred while those which significantly improve or extend the lives of existing assets are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the following assets:


                                                                                                  Estimated
                                                                  2000          1999            Useful Lives
                                                                  ----          ----            ------------

Computer hardware                                             $     24,135  $     11,254           3 Years
Less accumulated depreciation                                        7,543         2,513
                                                              ------ -----  ------ -----

                                                              $     16,592  $      8,741
                                                              ============  ============


                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)




NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets - In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the carrying value of long-lived assets is reviewed on a regular basis for existence of facts, or circumstances that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the Impairment based on un-discounted expected cash flow from the impairment asset.

Domain Names - The Company owns numerous domain names in the United Stated and some Internationally. Domain name registration fees are paid annually. The Company's policy is to evaluate its domain names prior to paying its annual registration renewal fees.



NOTE 2 - RELATED PARTY TRANSACTIONS

Accounts Payable - Included in accounts payable at June 30, 2000 and 1999 is $3,950 and $3,249 due to a related party for internet web page consulting services. Included in cost of revenues is $17,554 and $17,437 paid to the related party for the six months ended June 30, 2000 and 1999, respectively.

Advances to Stockholder - Advances to stockholder consist of non-interest bearing advances to the Company stockholder that are expected to be repaid during the next operating cycle.



NOTE 3 - COMMITMENTS

Commissions - The Company has verbal and signed commission agreements with individuals to pay certain percentages based on profit or revenue generation at certain sites. Included in cost of revenues is commission expense in the amount of $24,570 and $12,180 for the six months ended June 30, 2000 and 1999, respectively.

Facility - The Company has a lease for office space through June 30, 2001.

                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)



NOTE 3 - COMMITMENTS (CONTINUED)

Servers - The Company leases off-site dedicated server space under lease obligations that are accounted for as operating leases.

Future minimum rental payments under facility and operating leases greater than one year are as follows:

                                      Facility         Servers           Total

2001                            $      9,600     $     7,200     $    16,800
2002                            $      7,200     $     7,200
2003                            $      6,600     $     6,600

Included in operating expenses is rent expense for equipment and facilities of approximately $21,032 and $8,401 for the six months ended June 30, 2000 and 1999, respectively.



NOTE 4 - ADVERTISING

The  Company  expenses  advertising  and  promotional   materials  as  incurred.
Advertising expense included in operating expenses was $16,507 and $5,517 for the six months ended June 30, 2000 and 1999, respectively.


NOTE 5 - COMMON STOCK

Common stock, $0.01 par value:
     Authorized 75,000,000 shares, issued and outstanding 10,008,000 shares.

Common shares are voting and dividends are paid at the discretion of the Board of Directors.

On March 6, 2000, the Company was incorporated. The sole proprietor contributed the assets to the corporation in exchange for 100% of the common stock. Based on SEC Staff Accounting Bulletin No. 48 the historical cost basis was used to record the contributed assets.

                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)

NOTE 6 - EARNINGS PER SHARE

The following information presents the computation of basic earnings per share ("EPS") for the June 30, 2000 period presented in the statement of operations using the common shares outstanding of the Company. EPS amounts presented have been calculated in accordance with Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS 128") establishes standards for computing and presenting EPS.

Basic EPS excludes dilution and is computed by dividing common shares available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company does not have any dilutive items and therefore diluted earnings per share are not presented.

Net income                                                 $      100,206
                                                           ==============
Weighted average common shares outstanding *                   10,008,000
                                                               ==========

Basic earnings per share                                   $         0.01
                                                           ==============

*The weighted average number of common shares outstanding are treated as being the same at the beginning and end of period presented.


NOTE 7 - INCOME TAXES

The provision (benefit) for taxes on income consists of the following at June 30, 2000:

Current
     Federal                                           $37,071
     State                                              13,649
                                                        ------
                                                        50,720
Deferred
     Federal                                              (374)
     State                                                   0
                                                ---------------
                                                          (374)
                                                       $50,346

                          IMPULSE COMMUNICATIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 30, 2000

                        (See Accountants' Review Report)





NOTE 7 - INCOME TAXES (CONTINUED)

The net deferred tax amount included in the accompanying balance sheet includes the following amount of deferred assets and liabilities as of June 30, 2000:

                                  Current        Noncurrent

Deferred tax asset                $     0        $      374
Deferred tax liability                  0                 0
                                        -                 -
                                  $     0  $            374
                             ===============  ==============

The deferred tax asset results from differing depreciation methods.



NOTE 8 - DONATED SERVICES

The estimated fair value of donated services performed by the chief executive officer included in cost of revenues is as follows for the six months ended June 30:

                                   2000             1999
                                   ----             ----

Executive compensation         $   20,000      $    60,000
                               =============  ===============

                           OTHER FINANCIAL INFORMATION

                          IMPULSE COMMUNICATIONS, INC.



PRO FORMA PER SHARE DATA

Earnings Per share - The following information presents the computation of basic earnings per share ("EPS") for the June 30, 1999 period presented in the statements of operations using the common shares outstanding of the incorporated proprietorship. Effective March 6, 2000 the sole proprietorship was incorporated. EPS amounts presented have been calculated in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting EPS.

Basic EPS excludes dilution and is computed by dividing common shares available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company does not have any dilutive items and therefore diluted earnings per share are not presented.

Net income available to the sole proprietor                $          236,124
Income tax effect                                                     (88,302)
                                                                      --------
                                                           $          147,822
                                                             ===================

Weighted average number of common shares outstanding*              10,008,000
                                                                   ==========

Basic earnings per share                                   $            0.01
                                                              ==================

* The weighted average number of common shares outstanding are treated as being the same at the beginning and end of the period presented.

                           Adar Alternative One, Inc.

                INDEX TO JUNE 2000 QUARTERLY FINANCIAL STATEMENTS


            Financial Statements (unaudited)

            Balance Sheets as of June 30, 2000 and December 31, 1999....... F-43

            Statements of Operations for the three and six month periods ended June 30, 2000 and the period April 6, 1999
            (date of  incorporation) to June 30, 1999 and 2000............. F-44

            Statement of Stockholder's Equity for the six months
            ended Juen 30, 2000............................................ F-45

            Statement  of Cash Flows for the three and six months ended
            June 30, 2000 and the period April 6, 1999 (date of
            incorporation)  to June 30, 1999 and 2000.....................  F-46

            Notes to Financial Statements.................................. F-47

                        Adar Alternative One, Inc.

                        (A Development Stage Enterprise)

                                  BALANCE SHEET

     ---------------------------------------------------------------------------


                                                        June 30,      December
                                                          2000        31, 1999
     ASSETS                                            (Unaudited)   (Unaudited)
     ------                                            -----------   -----------

     TOTAL ASSETS                                        $     -       $     -
                                                       ===========   ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY

        TOTAL LIABILITIES                                $     -       $     -
                                                       -----------   -----------

     STOCKHOLDERS' EQUITY:
       Common stock - no par value: 50,000,000 shares
        authorized; 2,000,000 shares issued and
        outstanding                                           79            79
       Preferred stock - no par value: 20,000,000
        shares authorized; no shares issued and
        outstanding                                            -             -
       Additional paid in capital                          6,000         4,000
       Deficit accumulated during the development stage   (6,079)       (4,079)
                                                       -----------   -----------
            Total stockholders' equity                         -             -
                                                       -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $     -       $     -
                                                       ===========   ===========




     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                                Adar Alternative One, Inc.

                              (A Development Stage Enterprise)

                                  STATEMENTS OF OPERATIONS
                                        (Unaudited)

     ---------------------------------------------------------------------------



                                                                    Period         Period
                                                                   April 6,       April 6,
                                           Six       Three        1999 (date     1999 (date
                                          Months     Months           of             of
                                          Ended      Ended       incorporation)incorporation)
                                        June 30,    June 30,       to June         to June
                                          2000       2000          30, 1999        30, 2000
                                        --------- -----------   -------------  -------------

     EXPENSES:
       Professional fees and expenses     $ 2,000  $ 1,000       $   2,000       $   6,000
       Organizational costs                     -        -              79              79
                                        --------- -----------   -------------  -------------

     NET LOSS                             $ 2,000  $ 1,000       $   2,079       $   6,079
                                        ========= ===========   =============  =============

     NET LOSS PER SHARE                   $  0.00  $  0.00       $    0.00       $    0.00
                                        ========= ===========   =============  =============



     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                       Adar Alternative One, Inc.

                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                     For the six months ended June 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------


                                                                    Deficit
                                                                  Accumulaated
                                                      Additional   During the
                                Common Stock          Paid in     Development
                              Shares       Value       Capital        Stage         Total
                             ---------    --------   -----------   -----------   -----------

Balances,December 31, 1999   2,000,000   $     79     $   4,000    $    (4,079)    $       -

Capital Contribution of Services    -           -         2,000              -         2,000

Net loss for the six
 months ended June 30, 2000         -           -             -         (2,000)       (2,000)
                             ---------    --------    ----------   ------------   -----------
Balances June 30, 2000       2,000,000   $     79     $   6,000     $   (6,079)   $       -
                             =========   =========    ==========   ============   ===========


--------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                        Adar Alternative One, Inc.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                                    Period         Period
                                                                    April 6,      April 6,
                                            Six       Three        1999 (date     1999 (date
                                           Months     Months           of             of
                                           Ended      Ended       incorporation) incorporation)
                                          June 30,    June 30,       to June         to June
                                            2000       2000          30, 1999        30, 2000
                                            --------- -----------   -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $ (2,000)   $ (1,000)  $  (2,079)      $  (6,079)
 Adjustments to reconcile net loss to
cash used in operating activities -
  Contributed services and expenses             2,000      1,000       2,000           6,000

                                           ----------  ---------- -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES               -          -         (79)            (79)

                                           ----------  ---------- -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock        -          -          79              79
                                           ----------  ---------- -----------     -----------
CASH PROVIDED BY FINANCING ACTIVITIES               -          -          79              79
                                           ----------  ---------- -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS           -          -           -               -

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD      -          -           -               -
                                           ----------  ---------- -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Interest paid                               $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

    Taxes paid                                  $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

-------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                      Adar Alternative One, Inc.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Adar Alternative One, Inc., (we", "us", "our") was incorporated under the laws of the state of Florida on April 6, 1999. We are considered to be in the development stage, as defined in Financial Accounting Standards Board Statement No. 7. We intend to investigate and, if such investigation warrants, engage in business combinations. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by generally accepted accounting principals. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit of $6,079 as of June 30, 2000. We do not currently engage in business activities that provide any cash flow, accordingly our ability to continue as a going concern is dependent on our management's ability to fund our cash requirements until a business combination is closed. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to June 30, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTION

Our President, who is also a shareholder, has agreed, in writing, to fund all of our expenses until such time as an acquisition transaction is closed. None of these funds expended on our behalf will be reimbursable to our President, accordingly these amounts will be reflected in our financial statements as contributed capital.

NOTE E - PROPOSED MERGER

We have entered into a merger agreement with Impulse Communications, Inc. ("Impulse") which we anticipate will close in the year 2000. In conjunction with the merger we have agreed to effect a reverse stock split whereby our stockholders will retain 400,000 shares outstanding after such. In addition, Impulse has agreed to pay the expenses of the merger, which include approximately $125,000 to the stockholders of the Company.

------------------------------------------------------------------------------
                                      F-48



ADAR ALTERNATIVE ONE, INC.

PROSPECTUS

TABLE OF CONTENTS

SUMMARY.....................................................................................................................4
-------


RISK FACTORS................................................................................................................6
------------


MERGER APPROVALS...........................................................................................................13
----------------


MERGER TRANSACTIONS........................................................................................................13
-------------------


IMPULSE COMMUNICATIONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............21
------------------------------------------------------------------------------------------------------------


IMPULSE COMMUNICATIONS BUSINESS............................................................................................21
-------------------------------


IMPULSE COMMUNICATIONS, INC.'S MANAGEMENT..................................................................................35
-----------------------------------------


IMPULSE COMMUNICATIONS, INC.'S LEGAL PROCEEDINGS...........................................................................36
------------------------------------------------


IMPULSE COMMUNICATIONS, INC.'S PRINCIPAL STOCKHOLDERS......................................................................37
-----------------------------------------------------


DESCRIPTION OF IMPULSE COMMUNICATIONS, INC'S CAPITAL STOCK.................................................................37
----------------------------------------------------------


ADAR ALTERNATIVE ONE'S BUSINESS............................................................................................38
-------------------------------


DESCRIPTION OF ADAR ALTERNATIVE ONE'S CAPITAL STOCK........................................................................42
---------------------------------------------------


COMPARISON OF RIGHTS OF ADAR ALTERNATIVE ONE STOCKHOLDERS AND IMPULSE COMMUNICATIONS SHAREHOLDERS..........................43
-------------------------------------------------------------------------------------------------


AVAILABLE INFORMATION......................................................................................................43
---------------------


EXPERTS....................................................................................................................43
-------


LEGAL MATTERS..............................................................................................................44
-------------

Dealer prospectus delivery obligation


Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.

                               September **, 2000

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.


     ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Item 2

        1     Agreement and Plan of Merger and Reorganization  *

        Item 3

        1    Articles of Incorporation of the Registrant.(1)
        2     Bylaws of the Registrant (1)

        3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.
        4. Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

        Item 4

        1     Form of Common Stock Certificate of the Registrant.(1)

        Item 5

        1     Legal Opinion of Williams Law Group, P.A.

        Item 8

        1     Tax Opinion of Michael Williams, P.A.

        Item 10

        1.    Sample Internet Billing terms #1 **
        2.    Sample Internet Billing terms #2 **

        Item 23

        1     Consent of GRAY, GRAY & GRAY, LLP
        2     Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits
              5.1).

        All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

        Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

     *  Filed herewith
     ** Previously Files

All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

     (1) Information pertaining to Common Stock is contained in our Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it  offers  or  sells  securities,   a
post-effective amendment to this registration statement to:

         i.Include any prospectus required by section 10(a)(3) of the Securities
           Act;

         ii.Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.